Exhibit 16.1

SWS
Stark Winter Schenkein

April 23, 2008

Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549

Dear Sirs/Madams:

We have read and agree with the comments in Item 4.01 of Form 8-K of OCTuS, Inc., dated March 26, 2008 related to the dismissal of our firm as the registrant’s independent registered public accounting firm.

Yours truly,

/s/ Stark Winter Schenkein & Co., LLP
Stark Winter Schenkein & Co., LLP Denver, Colorado

Stark Winter Schenkein & Co., LLP – Certified Public Accountants – Financial Consultants

3600 South Yosemite Street – Suite 600 – Denver, Colorado  80237
Phone: 303.694.6700 – Fax: 303.694.6761- Toll Free 888.766.3985 – www.swscpas.com
An Independent Member of BKR International